Exhibit 15.1

Our ref:JLH/778465-000001/32047176v1

RLX Technology Inc.

35/F, Pearl International Financial Center

No. 9 Jian’an First Road, Financial Street

Third District, Bao’an District

Shenzhen, Guangdong Province 518101

People’s Republic of China

April 17, 2025

Dear Sirs

RLX Technology Inc.

We have acted as legal advisers as to the laws of the Cayman Islands to RLX Technology Inc., an exempted company incorporated with limited liability in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2024 (the “Form 20-F”).

We hereby consent to the reference of our name under the headings “Item 3. Key Information—Cash and Assets Flows Through Our Organization,” “Item 5. Operating and Financial Review and Prospects—A. Operating Results—Taxation—Cayman Islands” and “Item 10. Additional Information—E. Taxation—Cayman Islands Taxation” in the Form 20-F and further consent to the incorporation by reference of the summary of our opinion under those headings into the Company’s registration statement on Form S-8 (File No. 333-260473) that was filed with the SEC on 25 October 2021.

We consent to the filing with the SEC of this consent letter as an exhibit to the Form 20-F. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP